                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------
                              For Immediate Release
--------------------------------------------------------------------------------

                            For Information Contact:

Kenneth W. Sanders                    Larry Wahl
Chief Financial Officer               Director, Investor Relations & Corp. Comm.
(954) 489-4000, ext. 7900             (954) 489-4000, ext. 7225

          SportsLine.com, Inc. Reports Fourth Quarter Operating Results
                                   * * * * * *

           Positive EBITDA Achieved for First Time; Revenue Grows 28%

FORT LAUDERDALE, FL (January 30, 2003) - SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced its operating results for the fourth quarter ended December 31, 2002. For the quarter, the Company achieved positive EBITDA (earnings before interest, taxes, depreciation, amortization, write-down of goodwill and amortization of equity issued to Viacom for promotion) for the first time in its history, reporting EBITDA of $2.2 million. The Company reported revenue of $19.9 million for the fourth quarter of 2002, an increase of approximately 28% over the $15.5 million of revenue reported in both the fourth quarter of 2001 and third quarter of 2002.

The Company's net loss for the fourth quarter 2002 was $8.3 million, or $0.22 per basic and diluted share, an improvement of 40% over the net loss of $13.8 million or $0.50 per basic and diluted share for the same quarter of 2001.

The Company's $2.2 million positive EBITDA for the fourth quarter compares favorably both year over year to the $4.1 million EBITDA loss for the fourth quarter of 2001, and sequentially to the $2.0 million EBITDA loss in the third quarter of 2002.

"Eighteen months ago, we established the goal of achieving positive EBITDA for the first time in this final quarter of 2002, then we proceeded to execute our plan. This achievement is the strongest indication yet of both the viability of SportsLine.com's business model and our ability to execute on it," said Michael Levy, founder and CEO of SportsLine.com, Inc. "We made dramatic progress this past year in diversifying our revenue, while continuing to manage our costs effectively. These results clearly demonstrate that SportsLine.com is squarely positioned as a leader for years to come in the Internet media and services industry."

                              SportsLine.com, Inc.

                              Financial Highlights

                      (in thousands, except per-share data)
                                   (unaudited)

                                          Three Months Ended                     Year Ended
                                             December 31,                       December 31,
                                             ------------                       ------------
                                           2002        2001        2002                   2001
                                         --------    --------    --------    -----------------------------------
                                                       Total                   U.S.    Sports.com/(1)/    Total
                                                       -----                   ----    ---------------    -----
Revenue                                  $ 19,889    $ 15,499    $ 62,065    $ 60,046      $  4,484     $ 64,530
                                         ========    ========    ========    ========      ========     ========

Net loss                                 $ (8,279)   $(13,829)   $(48,225)   $(43,005)     $(18,141)    $(61,146)
                                         ========    ========    ========    ========      ========     ========

Basic and diluted net loss per share     $  (0.22)   $  (0.50)   $  (1.30)                              $  (2.23)
                                         ========    ========    ========                               ========

Weighted average shares outstanding        38,184      27,476      37,007                                 27,447
                                         ========    ========    ========                               ========

EBITDA                                   $  2,210    $ (4,079)   $ (8,693)   $(25,771)     $(16,839)    $(42,610)
                                         ========    ========    ========    ========      ========     ========

/(1)/ As of July 2001, results of Sports.com are no longer consolidated with SportsLine.com, Inc.

Additional Fourth Quarter Highlights

     . The success of the Company's fee-based fantasy football strategy contributed to the rise in subscription and premium products revenue to $7.9 million in the fourth quarter 2002, an increase of more than four times the $1.8 million in subscription and premium products revenue posted in the same quarter of 2001.
     . Advertising and marketing services revenue was $12.0 million in the fourth quarter of 2002 compared to $13.7 million in the same quarter of 2001; however, barter advertising represented only 3% of total revenue in the fourth quarter of 2002 compared to 14% of total revenue in the fourth quarter of 2001. Excluding barter revenue from both periods, advertising revenue was $11.4 million in the fourth quarter of 2002, compared to $11.6 million in the same quarter of 2001.
     . The Company successfully converted from primarily free fantasy football products to fee-based products which resulted in approximately $8.8 million in billings, 75% of which was recognized as revenue in the fourth quarter and the remainder of which was recognized as revenue in the third quarter. The Company had anticipated billings from fantasy football products to be at least two to three times greater than its fantasy baseball revenue, which was approximately $1.5 million. The $8.8 million is nearly six times the baseball revenue, or double the expected amount.
     . SportsLine.com generated more than $11 million in billings from all fantasy sports subscriptions in 2002, including fantasy football, baseball, hockey and basketball. By comparison, an Online Publishers Association report in August 2002 stated that total revenue for the entire online sports content category in 2001, including fantasy sports, was $10 million, according to research conducted by comScore Networks and based on actual observed user transactions.
     . More than 80,000 paid fantasy leagues representing about one million teams were formed in SportsLine.com's fee-based baseball, football, basketball and hockey fantasy games in 2002.
     . The total number of teams in all of SportsLine.com's fantasy sports products for 2002 was in excess of five million, including products managed by SportsLine for AOL, NFL.com and CNNSI.com.
     . The SportsLine.com network of sites continued to extend its audience reach, achieving the highest levels of reach in the Company's history in each of the three months of the fourth quarter, including more than 14 million unique visitors in both October and November, according to Nielsen//NetRatings. SportsLine.com again proved to be among the best on the Web in "stickiness" as each unique visitor spent an average of more than 45 minutes per month on the network, placing the Company in the top 15 among leading Web properties in time spent per user in all three months.
     .    The Company's database of registered users has grown to approximately
          10.5 million users as of December 31, 2002, compared with approximately seven million registered users as of the end of 2001.
     . In June, the Board of Directors authorized the Company to repurchase up to $2 million of the Company's outstanding common stock. Shares may be purchased from time to time in the open market at prevailing market prices or in privately negotiated transactions. The Company made no repurchases during the fourth quarter.

Full Year Highlights

     . For the full year 2002, the Company posted revenue of $62.1 million, compared to revenue of $64.5 million for the full year 2001, which included $4.5 million of revenue from Sports.com, the Company's former European subsidiary. Sports.com ceased operations in July 2002 and the results of Sports.com have not been consolidated with SportsLine.com since July 2001. In June 2002, the Company moved to limit barter revenue and as a result, barter revenue in 2002 decreased by approximately $4 million from $9.2 million in 2001. Of the $5.1 million in barter revenue recorded in 2002, $3.9 million, or 76% occurred in the first half of the year. Excluding barter revenue from both years, and the results of Sports.com from 2001, full year revenue increased by 12% to $56.9 million in 2002 compared to $50.8 million in 2001.
     . The Company reported a net loss of $48.2 million for the full year 2002, compared to a net loss of $61.1 million for the full year 2001, a 21% improvement year over year. Excluding non-recurring items for both years and Sports.com's $18.1 million net loss in 2001, SportsLine.com's full year loss would have been $43.8 million in 2002 and $66.6 million in 2001, a 34% improvement. The non-recurring items for 2002 include a $2.7 million write-down of goodwill, a $2.5 million restructuring charge, and a $0.7 million tax benefit. The non-recurring items in 2001 include a $21.6 million write-down of goodwill, $41.7 million for the positive effect of deconsolidation of Sports.com, a restructuring charge of $1.0 million, a gain on termination of agreements of $2.1 million and a gain on extinguishment of debt of $2.4 million.

     . The Company's EBITDA (earnings before interest, taxes, depreciation, amortization, write-down of goodwill, restructuring charge and amortization of equity issued to Viacom for promotion) loss for the full year 2002 was $8.7 million, compared to an EBITDA loss of $42.6 million for the full year 2001. The EBITDA loss in 2001 included a $16.8 million EBITDA loss attributable to Sports.com.
     . The Company's revenue mix for the full year 2002 was 77% advertising and marketing services and 23% subscription and premium products. In 2001, the Company's revenue mix was 83% advertising, 8% subscription services and 9% content licensing. Excluding Sports.com, the Company's domestic revenue mix for 2001 was 86% advertising, 9% subscriptions services and 5% content licensing. The shift in the revenue mix during 2002 is due in large part to the Company's success in re-introducing fee-based fantasy sports products during the year.
     . At the end of 2002, the Company's unrestricted cash and marketable securities totaled approximately $38 million, compared to approximately $46 million at the end of 2001.

Business Outlook
The Company estimates that total revenue for the full year 2003 will be in the $68-$72 million range, representing a growth rate of approximately 10-15% over reported revenue in 2002. Excluding approximately $5 million in barter revenue from 2002 total revenue, revenue growth for 2003 is expected to be approximately 20-25%. Consistent with guidance provided in October 2002, barter revenue is expected to be zero going forward. The Company anticipates that for the full year 2003 approximately 70% of total revenue will be from advertising and marketing services, and 30% is expected from subscriptions and premium products, with seasonal fluctuations anticipated from quarter to quarter. Consistent with prior results, most of the revenue growth projected for 2003 is expected to occur in the second half of the year.

The Company is projecting break-even EBITDA for the full year 2003, with modest EBITDA losses during the first half of the year and positive EBITDA during the second half of the year. Non-cash expenses for the full year 2003 are estimated to be approximately $30 million, consisting of $22 million in Viacom-related sales and marketing expense related to equity issuances and $8 million in depreciation and amortization. Capital expenditures for the full year are estimated to be between $1 and $2 million.

For the first quarter of 2003, the Company expects total revenue in the $12 to $13 million range, with approximately 90% of first quarter revenue to come from advertising and marketing services. The Company's EBITDA loss for the first quarter is expected to be between $3 and $4 million.

These business outlook statements, as well as other forward looking statements in this press release, are based on current expectations as of today only. Due to economic and advertising market variables, among other factors, there can be no assurance that the Company will achieve the stated outlook. SportsLine.com makes these statements as of today and undertakes no obligation to update these statements. While it is currently expected that these business outlook statements will not be updated prior to the release of SportsLine.com's next quarterly earnings announcement, the Company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.

Conference Call
SportsLine.com will host a conference call to discuss fourth quarter 2002 results today at 11:00 a.m. Eastern Time. A live Web cast of the conference call will be available on the SportsLine.com Investor Relations arena
(http://www.sportsline.com/info/ir/conference). The Web cast will be archived for 90 days following the call.

About SportsLine.com, Inc.
SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL and the PGA TOUR, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise. SportsLine.com also serves as a primary sports content provider for America Online.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine.com's latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              SportsLine.com, Inc.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per-share data)

                                             Three Months Ended                            Year Ended
                                                December 31,                              December 31,
                                                ------------                              ------------
                                             2002          2001         2002                         2001
                                          ----------    ----------   ----------    ------------------------------------------
                                                                                       U.S      Sports.com /(1)/      Total
                                                                                   ----------   ----------------    ---------
Revenue:
  Advertising and marketing services      $   11,974    $   13,680   $   47,816    $   51,464       $   2,254       $  53,718
  Subscription and premium products            7,915         1,819       14,249         5,282               -           5,282
  Content licensing                                -             -            -         3,300           2,230           5,530
                                          ----------    ----------   ----------    ----------       ---------       ---------
    Total revenue                             19,889        15,499       62,065        60,046           4,484          64,530

Cost of revenue                                7,236         6,082       23,962        23,770           8,902          32,672
                                          ----------    ----------   ----------    ----------       ---------       ---------

Gross profit (loss)                           12,653         9,417       38,103        36,276          (4,418)         31,858
                                          ----------    ----------   ----------    ----------       ---------       ---------

Operating expenses:
  Product development                            460           403        2,132         1,854               -           1,854
  Sales and marketing:
      Amortization of equity issued to
            Viacom for promotion /(2)/         5,572         5,072       24,036        20,288               -          20,288
      Other                                    5,528         7,057       24,471        35,056           6,199          41,255
  General and administrative                   4,455         6,036       20,193        25,137           6,222          31,359
  Depreciation and amortization                2,340         4,603       11,029        22,571           1,664          24,235
  Write-down of goodwill                       2,650         4,600        2,650        21,600               -          21,600
  Restructuring charge /(3)/                       -             -        2,499           985               -             985
                                          ----------    ----------   ----------    ----------       ---------       ---------

    Total operating expenses                  21,005        27,771       87,010       127,491          14,085         141,576
                                          ----------    ----------   ----------    ----------       ---------       ---------

Loss from operations                          (8,352)      (18,354)     (48,907)      (91,215)        (18,503)       (109,718)

Gain on termination of agreements                  -         2,051            -         2,051               -           2,051

Gain on extinguishment of debt                     -         2,404            -         2,404               -           2,404

Effect of deconsolidation of Sports.com            -             -            -        41,739               -          41,739

Tax benefit                                        -             -          720             -               -               -

Net interest and other income (expense)           73            70          (38)        2,016             362           2,378
                                          ----------    ----------   ----------    ----------       ---------       ---------

Net loss                                  $   (8,279)   $  (13,829)  $  (48,225)   $  (43,005)      $ (18,141)      $ (61,146)
                                          ==========    ==========   ==========    ==========       =========       =========

Basic and diluted net loss per share      $    (0.22)   $    (0.50)  $    (1.30)                                    $   (2.23)
                                          ==========    ==========   ==========                                     =========

Basic and diluted weighted average
  shares outstanding                          38,184        27,476       37,007                                        27,447
                                          ==========    ==========   ==========                                     =========

EBITDA /(4)/                              $    2,210    $   (4,079)  $   (8,693)   $  (25,771)      $ (16,839)      $ (42,610)
                                          ==========    ==========   ==========    ==========       =========       =========

Gross margin                                      64%           61%          61%           60%            (99)%            49%
                                          ==========    ==========   ==========    ==========       =========       =========

/(1)/ As of July 2001, results of Sports.com are no longer consolidated with SportsLine.com, Inc.

/(2)/ Amortization of equity issued to Viacom for promotion has been reclassified for all periods presented in the income statements from depreciation and amortization to sales and marketing expense. For purposes of calculating EBITDA, such amount will cont

/(3)/ Restructuring charge consists primarily of severance costs.

/(4)/ EBITDA:


Net loss                                  $   (8,279)   $  (13,829)  $  (48,225)   $  (43,005)      $ (18,141)      $ (61,146)
Amortization of equity issued to
    Viacom for promotion                       5,572         5,072       24,036        20,288               -          20,288
Depreciation and amortization                  2,340         4,603       11,029        22,571           1,664          24,235
Write-down of goodwill                         2,650         4,600        2,650        21,600               -          21,600
Restructuring charge                               -             -        2,499           985               -             985
Gain on termination of agreements                  -        (2,051)           -        (2,051)              -          (2,051)
Gain on extinguishment of debt                     -        (2,404)           -        (2,404)              -          (2,404)
Effect of deconsolidation of Sports.com            -             -            -       (41,739)              -         (41,739)
Tax benefit                                        -             -         (720)            -               -               -
Net interest and other expense (income)          (73)          (70)          38        (2,016)           (362)         (2,378)
                                          ----------    ----------   ----------    ----------       ---------       ---------
EBITDA                                    $    2,210    $   (4,079)  $   (8,693)   $  (25,771)      $ (16,839)      $ (42,610)
                                          ==========    ==========   ==========    ==========       =========       =========

Net change in cash and marketable securities

The analysis below should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles. Management believes this supplemental financial data, which is not a presentation in accordance with generally accepted accounting principles, should be considered in addition to other financial statements, in order to fully assess the Company's financial operating results.

(in thousands)                                     Three Months Ended              Year Ended
                                                      December 31,                December 31,
                                                ------------------------    ------------------------
                                                   2002          2001          2002          2001
                                                ----------    ----------    ----------    ----------
Net income (loss)                               $   (8,279)   $  (13,829)   $  (48,225)   $  (61,146)
Depreciation and amortization                        2,340         4,603        11,029        24,235
Amortization of equity issued to
      Viacom for promotion                           5,571         5,072        24,036        20,288
Write-down of goodwill                               2,650         4,600         2,650        21,600
Gain on termination of agreements                        -        (2,051)            -        (2,051)
Gain on extinquishment of debt                           -        (2,404)            -        (2,404)
Effect of deconsolidation of Sports.com                  -             -             -       (45,482)
Investment in Sports.com                                 -             -             -        (5,000)
Acquisition of property and equipment                 (212)         (261)       (1,389)       (5,734)
Net cash used in financing activities                   62        (4,393)         (117)      (17,714)
Sale (purchase) of intangible assets                     -             -           155        (6,158)
Increase (decrease) in working capital              (9,021)       (2,864)        1,731          (311)
Other                                                  478           160         1,696           147
                                                ----------    ----------    ----------    ----------
Net change in cash and marketable securities    $   (6,411)   $  (11,367)   $   (8,434)   $  (79,730)
                                                ==========    ==========    ==========    ==========

                              SportsLine.com, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                    December 31, 2002     December 31, 2001
Assets:
  Cash and short-term marketable securities           $      21,249         $      46,035
  Receivables, prepaids and other current assets             11,548                10,865
                                                      -------------         -------------
       Total current assets                                  32,797                56,900

  Non-current marketable securities                          16,376                     -
  Property and equipment, net                                 7,567                12,069
  Deferred advertising and content-CBS                        9,143                11,428
  Other assets                                                7,894                11,706
  Goodwill                                                   18,211                20,861
                                                      -------------         -------------
                                                      $      91,988         $     112,964
                                                      =============         =============


Liabilities and Shareholders' Equity:
  Current liabilities                                 $      14,392         $      13,301
  Long-term convertible notes                                16,678                16,678
  Other long-term liabilities                                 6,883                 3,818
  Shareholders' equity                                       54,035                79,167
                                                      -------------         -------------
                                                      $      91,988         $     112,964
                                                      =============         =============